 EXHIBIT 99.1
*JOINT PRESS RELEASE*

Contact:

Randall E. Black
President and Chief Executive Officer
(570) 662-2121

Rodney P. Seidel
President and Chief Executive Officer
The First National Bank of Fredericksburg
(717) 202-2255

Citizens Financial Services, Inc. Receives Bank Regulatory Approvals for Pending Acquisition of The First National Bank of Fredericksburg

Mansfield and Fredericksburg, PA; October 21, 2015.  Citizens Financial Services, Inc. (OTC Pink “CZFS”), the holding company for First Citizens Community Bank (“FCCB”), and The First National Bank of Fredericksburg (“FNB”) announced today that all required bank regulatory approvals have been received to complete the pending merger of FNB with and into FCCB.

The transaction is expected to close on or about December 11, 2015, subject to the receipt of FNB stockholder approval and the satisfaction of other customary closing conditions.  A special meeting of FNB stockholders to vote on the transaction is scheduled for November 10, 2015.

Citizens Financial Services, Inc.

Citizens Financial Services, Inc. is the bank holding company for First Citizens Community Bank, a Pennsylvania-chartered commercial bank.  First Citizens Community Bank operates 18 full-service offices in Pennsylvania and New York.  For more information about Citizens Financial Services, Inc. and First Citizens Community Bank, visit its website at www.firstcitizensbank.com.

The First National Bank of Fredericksburg

The First National Bank of Fredericksburg operates seven full-service offices in Fredericksburg, Friedensburg, Lebanon (3 offices), Mt. Aetna and Schuylkill Haven.  FNB’s stock is not publicly traded.  For more information about The First National Bank of Fredericksburg, visit its website at www.fnbankonline.com.

Additional Information and Where to Find It

Citizens Financial Services, Inc. has filed a registration statement with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, which includes a proxy statement/prospectus and other relevant documents in connection with the proposed transaction.  FNB STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO IT, BECAUSE IT CONTAINS IMPORTANT INFORMATION.

The proxy statement/prospectus and any other documents Citizens has filed or will file with the SEC may be obtained free of charge at the SEC's website (www.sec.gov).  In addition, copies of the documents Citizens has filed or will file with the SEC may be obtained free of charge by contacting Randall E. Black, Citizens Financial Services, Inc., 15 South Main Street, Mansfield, PA 16933.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act relating to the proposed merger. Forward-looking statements are typically identified by words such as "believe", "plan", "expect", "anticipate", "intend", "outlook", "estimate", "forecast", "will", "should", "project", "goal", and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. Among the factors that could cause actual results to differ materially from forward-looking statements contained in this press release are the ability to meet the closing conditions to the proposed merger on the expected terms and schedule and delay in closing the merger.  Citizens undertakes no obligation to revise these forward-looking statements or to reflect changes in events or circumstances after the date of this press release.